Investors / Corporate: David S. Bassin, CFO inVentiv Health, Inc. (732) 537-4804 investor@inventivhealth.com	Media: Marcia Frederick inVentiv Health, Inc. (614) 543-6281 mfrederick@inventivhealth.com

inVentiv Health Reports Financial Results
for First Quarter 2010

•	inVentiv returns to year-over-year growth with First Quarter Revenues of $269.4 million, a 5% increase over Q1 2009
•	First Quarter adjusted EPS of $0.33, a 38% increase over prior year

SOMERSET, NEW JERSEY, May 6, 2010 ― inVentiv Health, Inc. (NASDAQ: VTIV), a leading provider of commercialization services to the global pharmaceutical and healthcare industries, today announced financial results for the first quarter of 2010.

First Quarter 2010 Results from Operations attributable to inVentiv Health, Inc.:

•
Total revenues increased 5% to $269.4 million for the first quarter of 2010, compared to $257.7 million for the first quarter of 2009.  Net revenues increased 4% to $229.6 million, compared to $221.0 million for the first quarter of 2009.

•
EBITDA increased 9% to $30.4 million for the first quarter of 2010, compared to $27.9 million for the first quarter of 2009.  Operating income increased 13% to $21.8 million for the first quarter of 2010, compared to $19.3 million for the first quarter of 2009.

•
Adjusted net income attributable to inVentiv Health, Inc. was $11.2 million for the first quarter of 2010, a 42% increase compared to GAAP net income attributable to inVentiv Health, Inc. of $7.9 million for the first quarter of 2009.  GAAP net income attributable to inVentiv Health, Inc. was $10.2 million for the first quarter of 2010.

•
Adjusted diluted earnings per share (EPS) attributable to inVentiv Health, Inc. was $0.33 for the first quarter of 2010, compared to GAAP diluted EPS of $0.24 for the first quarter of 2009. GAAP diluted EPS was $0.30 for the first quarter of 2010.

The Company also paid down approximately $21 million of its term loan facility in the first quarter of 2010.

Segment Results:

•
inVentiv Clinical reported total revenues of $54.0 million during the first quarter of 2010, an increase of 5% compared to $51.2 million during the first quarter of 2009.  New order volumes increased over the fourth quarter and the clinical staffing business achieved positive net starts in the first quarter. We also posted growth   in our functional outsourcing and CRO services business.

•
inVentiv Communications reported total revenues of $88.1 million during the first quarter of 2010, an increase of 24% from $70.9 million during  the first quarter of 2009.  Net revenues increased 17% in the first quarter of 2010.  Similar to last year, the first quarter started off slow, but delivered increased momentum throughout the quarter as clients initiated 2010 projects, and the segment achieved several new business wins.

•
inVentiv Commercial reported total revenues of $96.6 million during the first quarter of 2010, down 10% from $107.0 million during the first quarter of 2009. Revenues declined as overall sales representative headcount was reduced in a few teams; however, adjusted operating income increased mainly due to reduced operating costs and a return on investment in Japan.  The division also won three new or expanded sales team contracts in the first quarter, including a new contract with a top 20 pharmaceutical company for an embedded sales team. This brings our total number of embedded teams up to six.

•
inVentiv Patient Outcomes reported total revenues of $30.7 million during the first quarter of 2010, an increase of 7% compared to $28.6 million in the first quarter of 2009.  First quarter 2010 results reflect solid performance across the segment, including a significant new win in patient compliance services.

Mr. Blane Walter, Chief Executive Officer of inVentiv Health, commented, “I am pleased with inVentiv’s strong operating and financial results for the first quarter.  Our results are indicative of our clients’ willingness to outsource services to trusted external partners who can provide lower cost, higher quality, and more flexible solutions. "

Conference Call Information

Thursday, May 6, 2010, 4:30 p.m. Eastern Time
Call in number: (800) 358-8448 (Domestic) or (706) 634-1367 (International)
Live and archived webcast: www.inventivhealth.com

A replay of the call will be available immediately following the call through May 13, 2010 at (800) 642-1687. The conference ID number for the replay is 68509100.

In concert with the call, information regarding inVentiv Health’s historical and recent operational and financial performance will be available at http://www.inventivhealth.com/about_us/ir_investor_decks.aspx.  Non-GAAP financial information also can be found in the investor relations section of the web site.

About inVentiv Health

inVentiv Health, Inc. (NASDAQ: VTIV) is an insights-driven global healthcare leader that provides dynamic solutions to deliver customer and patient success.  inVentiv delivers its customized clinical, sales, marketing and communications solutions through its four core business segments: inVentiv Clinical, inVentiv Communications, inVentiv Commercial, and inVentiv Patient Outcomes.  inVentiv Health's client roster is comprised of more than 350 leading pharmaceutical, biotech, life sciences and healthcare payer companies, including all top 20 global pharmaceutical manufacturers.  For more information, visit www.inVentivHealth.com.

(1) USE OF NON-GAAP FINANCIAL MEASURES

This press release contains non-GAAP financial measures. The Company’s objectives in presenting non-GAAP financial measures are:

•	To present the financial statements on a more comparable period-to-period basis;

•	To enhance investors’ overall understanding of the Company’s past financial performance and its planning and forecasting of future periods; and

•	To allow investors to assess the Company’s financial performance using management’s analytical approach.

Table 3 below contains reconciliations of the non-GAAP financial measures contained in this press release to the most directly comparable GAAP financial measures.

The non-GAAP financial measures “adjusted net income” and “adjusted diluted EPS” discussed in this press release are related to the following factor:

•
Derivative Interest Expense: In the first quarter of 2010, the Company repaid approximately $21 million of its $400 million term loan facility and retired the pro-rata portion of the interest rate hedge.  The Company recorded interest expense of $1.7 million ($1.0 million, net of tax) related to the termination of a portion of the interest rate hedge in the first quarter of 2010.  Net interest expense was adjusted to exclude this adjustment for the first quarter of 2010.

This press release also contains the non-GAAP financial measure “EBITDA”, which is defined as net income attributable to inVentiv Health, Inc. before taxes, net interest, depreciation and amortization.

These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP and these measures should only be used to evaluate the Company's results of operations in conjunction with the corresponding GAAP measures. Management believes that the non-GAAP financial measures included in the exhibit, when shown in conjunction with the corresponding GAAP measures, is useful to investors for the reasons discussed above.  Management uses these non-GAAP financial measures in assessing the performance of the Company’s operations on a consistent basis from period to period.

Forward-Looking Information
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks that may cause inVentiv Health's performance to differ materially.  Such risks include, without limitation: the potential impact of a recessionary environment on our customers and business; our ability to sufficiently increase our revenues and maintain or decrease expenses and cash capital expenditures to permit us to fund our operations; our ability to continue to comply with the covenants and terms of our credit facility and to access sufficient capital under our credit agreement or from other sources of debt or equity financing to fund our operations; the impact of any default by our credit providers or swap counterparties; our ability to accurately forecast costs to be incurred in providing services under fixed price contracts; our ability to accurately forecast insurance claims within our self-insured programs; our ability to accurately forecast the performance of business units to which our potential earnout obligations relate and, therefore, to accurately estimate the amount of the earnout obligations we will incur;  the potential impact of pricing pressures on pharmaceutical manufacturers from future health care reform initiatives or from changes in the reimbursement policies of third party payers; potential disruptions and switching costs related to vendors relationships; the possibility that customer agreements will be terminated or not renewed; our ability to grow our existing client relationships, obtain new clients and cross-sell our services; our ability to successfully operate new lines of business; our ability to manage our infrastructure and resources to support our growth; our ability to successfully identify new businesses to acquire, conclude acquisition negotiations and integrate the acquired businesses into our operations; any disruptions, impairments, or malfunctions affecting software as well as excessive costs or delays that may adversely impact our continued investment in and development of software; the potential impact of government regulation on us and on our client base; our ability to comply with all applicable laws as well as our ability to successfully implement from a timing and cost perspective any changes in applicable laws; our ability to recruit, motivate and retain qualified personnel, including sales representatives and clinical staff; the actual impact of the adoption of certain accounting standards; our ability to maintain technological advantages in a variety of functional areas, including sales force automation, electronic claims surveillance and patient compliance; the actual outcome of pending litigation; any potential impairment of intangible assets; consolidation in the pharmaceutical industry; and changes in trends in the pharmaceutical industries or in pharmaceutical outsourcing.  Readers of this press release are referred to documents filed from time to time by inVentiv Health, Inc. with the Securities and Exchange Commission for further discussion of these and other factors.

Table 1
INVENTIV HEALTH, INC.
CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share amounts)
(unaudited)

	For the Three-Months Ended March 31,

	2010	2009
Net revenues	$229,611	$220,984
Reimbursable out-of-pockets	39,750	36,668
Total revenues	269,361	257,652

Operating expenses:
Cost of services	142,515	144,486
Reimbursed out-of-pocket expenses	41,648	36,690
Selling, general and administrative expenses	63,401	57,154
Total operating expenses	247,564	238,330

Operating income	21,797	19,322
Interest expense	(7,553)	(5,774)
Interest income	44	65
Income from operations before income tax provision and (loss) income from equity investments	14,288	13,613
Income tax provision	(3,856)	(5,772)
Income from operations before (loss) income from equity investments	10,432	7,841
(Loss) income from equity investments	(85)	17
Net income	10,347	7,858
Less: Net (income) loss attributable to the noncontrolling interest	(196)	51
Net income attributable to inVentiv Health, Inc.	$10,151	$7,909

Earnings per share:
Net income attributable to inVentiv Health, Inc.:
Basic	$0.30	$0.24
Diluted	$0.30	$0.24
Weighted average common shares outstanding:
Basic	33,770	33,351
Diluted	34,099	33,460

Table 2

inVentiv Health, Inc.
Selected Financial Data
($’s in 000’s)
(unaudited)

	March 31,	December 31,
	2010	2009

Cash ..………………………………………………	$83,533	$132,818
Restricted Cash and Marketable Securities …....	$1,503	$2,539
Accounts Receivable, Net……………………….	$162,066	$160,012
Unbilled Services………………………………….	$92,430	$76,502
Total Assets……..………………………………...	$1,001,272	$1,029,963
Client Advances & Unearned Revenue………...	$66,480	$65,437
Working Capital (1)……………………………….	$186,718	$194,180
Long-term debt (2)………………………………...	$300,932	$321,905
Capital Lease Obligations (2)…………………….	$23,690	$23,373
Depreciation (3)…………………………………....	$5,716	$20,910
Amortization (3)…………………………………....	$3,165	$12,398
Days Sales Outstanding (4)…………………....…	79	72

1)	Working Capital is defined as total current assets less total current liabilities.

2)	Liabilities are both current and noncurrent.

3)	Depreciation and amortization are reported on a year-to-date basis.

4)
Days Sales Outstanding (“DSO”) is measured using the combined amounts of Accounts Receivable and Unbilled Services (excluding work-in-progress, which does not affect calculation) outstanding as of the Balance Sheet date, against Revenues for the trailing 3-month period then ended.

Table 3
inVentiv Health, Inc.
Non-GAAP Income Statement Reconciliation
For the Three Months Ended March 31, 2010 and 2009
(unaudited)

Reconciliation of EBITDA (in millions)	Three-Months Ended March 31,
(Subtract) Add	2010	2009
Net income attributable to inVentiv Health, Inc., as reported	$10.2	$7.9
Add: Income tax provision	3.8	5.8
Add: Net Interest expense	7.5	5.7
Add: Depreciation	5.7	5.4
Add: Amortization	3.2	3.1
EBITDA	$30.4	$27.9

Reconciliation of Adjusted Net Income attributable to inVentiv Health, Inc. (in millions)	Three-Months Ended March 31,
(Subtract) Add	2010	2009
Net income attributable to inVentiv Health, Inc., as reported	$10.2	$7.9
Derivative interest, net of taxes	1.0	--
Net income, attributable to inVentiv Health, Inc. as adjusted	$11.2	$7.9

Reconciliation of Adjusted Earnings per Share attributable to inVentiv Health, Inc.	Three-Months Ended March 31,
(Subtract) Add	2010	2009
Diluted earnings per share attributable to inVentiv Health, Inc., as reported	$0.30	$0.24
Derivative interest, net of taxes	0.03	--
Diluted earnings per share attributable to inVentiv Health, Inc., as adjusted	$0.33	$0.24